Filed pursuant to Rule 424(b)(3)

Registration No. 333-140452

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement to Prospectus Dated February 5, 2007

SUBJECT TO COMPLETION, DATED JUNE 27, 2007

36,389,617 Shares

Crown Castle International Corp.

COMMON STOCK

The selling stockholders named in this prospectus supplement are selling 36,389,617 shares of our common stock in an underwritten offering, which is referred to herein as “this offering”. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “CCI”. The last reported sale price of our common stock on June 26, 2007 was $34.08 per share.

See “Risk Factors” on page s-4 of this prospectus supplement and on page 8 of the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters are offering the shares of our common stock as set forth under “Underwriting” beginning on page s-13 of this prospectus supplement. Delivery of the shares of common stock will be made on or about                     , 2007.

MORGAN STANLEY

ALLEN & COMPANY LLC

BANC OF AMERICA SECURITIES LLC

Prospectus supplement dated                      , 2007.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	s-ii
WHERE YOU CAN FIND MORE INFORMATION	s-ii
PROSPECTUS SUPPLEMENT SUMMARY	s-1
THE OFFERING	s-3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	s-4
RISK FACTORS	s-4
USE OF PROCEEDS	s-4
MARKET PRICE OF OUR COMMON STOCK	s-5
SELLING STOCKHOLDERS	s-5
DESCRIPTION OF COMMON STOCK	s-6
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS	s-8
UNDERWRITING	s-13
LEGAL MATTERS	s-16
EXPERTS	s-16

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus supplement. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

s-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, the terms “Crown Castle”, “the company”, “our company”, “we”, “us” and “our” refer to Crown Castle International Corp. and its subsidiaries on a consolidated basis, including the former subsidiaries of Global Signal Inc. (“Global Signal”) following the completion of the merger (“merger”) of Global Signal into a wholly owned subsidiary of ours on January 12, 2007.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about us and our common stock. Generally, when we refer to “this prospectus”, we are referring to both parts of this document combined. To the extent information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders nor the underwriters have authorized anyone to provide you with different information.

The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”) with the SEC to register the shares of our common stock offered by this prospectus supplement. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information in this prospectus supersedes, as appropriate, information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while the information that we file later with the SEC will automatically update and supersede, as

s-ii

appropriate, this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed). These documents contain important information about us.

Crown Castle SEC Filings	Period Covered or Date Filed
Annual Report on Form 10-K/A (Amendment No. 1)	Year ended December 31, 2006, filed on June 25, 2007

Quarterly Report on Form 10-Q	Quarter ended March 31, 2007, filed on May 10, 2007

Current Reports on Form 8-K	Filed on May 30, 2007, March 30, 2007, March 8, 2007, February 28, 2007, February 27, 2007, January 29, 2007, January 23, 2007, January 17, 2007, January 11, 2007 (two reports filed on such date, one of which was amended on February 27, 2007)

Proxy Statement on Schedule 14A	Filed on April 11, 2007

The “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 on Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 on Form S-4 filed with the SEC on November 29, 2006, and any other amendments and reports filed for the purpose of updating such description

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (“Exchange Act”) after the date of this prospectus and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (in each case, other than the portions of those documents not deemed to be filed).

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them from us in writing or by telephone at the following address and telephone number:

Crown Castle International Corp.

510 Bering Drive

Suite 600

Houston, Texas 77057

Attention: Corporate Secretary

(713) 570-3000

You will not be charged for any of these documents that you request. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means.

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PROSPECTUS SUPPLEMENT SUMMARY

On January 12, 2007, we completed the acquisition of Global Signal, pursuant to its merger into a wholly owned subsidiary of ours. In connection with the merger, we entered into a stockholders agreement (“stockholders agreement”) with certain investment funds managed by affiliates of Fortress Investment Group LLC (collectively, “Fortress”), Greenhill Capital Partners, LLC and certain of its affiliated investment funds (collectively, “Greenhill”), and certain investment funds affiliated with Abrams Capital, LLC (collectively, “Abrams Capital” and, together with Fortress and Greenhill, collectively, the “Global Signal significant stockholders”) pursuant to which we filed with the SEC a registration statement covering resales of the shares of our common stock issued to them in the merger that qualify as registrable securities under such stockholders agreement. In connection with the merger, we issued shares of our common stock to the stockholders of Global Signal, including the Global Signal significant stockholders. This prospectus supplement and the accompanying prospectus are part of the registration statement filed by us as required by the stockholders agreement. The Global Signal significant stockholders have exercised their right to trigger this offering through the exercise of a demand right under the stockholders agreement. For a more detailed description of the merger and the stockholders agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management Overview—Acquisition of Global Signal” in our Quarterly Report on Form 10-Q for period ended March 31, 2007, incorporated by reference herein, and “Information About the Board of Directors—Certain Relationships and Related Transactions” in our Proxy Statement on Schedule 14A filed on April 11, 2007, incorporated by reference herein.

Our Business

We own, operate and lease towers for wireless communications. We engage in such activities through a variety of structures, including subleasing and management arrangements. As of March 31, 2007, we owned, leased or managed 23,702 towers, including the towers acquired in connection with the merger. We have the most towers (exclusive of rooftop installations) in the United States of any wireless tower company with approximately 21,700 towers. In addition, we have 1,438 towers in Australia. The remainder of our towers are located in Puerto Rico and Canada.

As of March 31, 2007, approximately 55% of our towers in the United States and Puerto Rico were located in the 50 largest basic trading areas, or BTAs, in the United States and Puerto Rico and approximately 72% of our towers in the United States and Puerto Rico were located in the 100 largest BTAs. As of March 31, 2007, we also owned, leased or had easements on 284 land sites for towers owned by third parties that are located in the United States and the United Kingdom.

As of March 31, 2007, we owned in fee or had permanent or long-term easements in the land on which 4,136 of our towers reside, and we leased, subleased or licensed the land on which 18,836 of our towers reside. In addition, as of March 31, 2007, we managed 730 towers owned by third parties where we had the right to market space on the tower or where we had sublease arrangements with the tower owner.

Our customers currently include many of the world’s major wireless communications companies including Sprint Nextel, AT&T (formerly Cingular Wireless), Verizon Wireless, T-Mobile, Alltel, Optus and Vodafone Australia. Our customers use our towers for antennas and other equipment necessary for the transmission of wireless signals for mobile telephones and other devices. This leasing activity represented approximately 95% of our consolidated revenues for the three months ended March 31, 2007.

Recent Developments

We are currently engaged in discussions regarding potential transactions relating to Modeo (our Digital Video Broadcast to Handheld operations) and our 1670-1675 MHz U.S. nationwide spectrum license (“Spectrum

s-1

License”). The structure of any such transaction may include, without limitation, a sale, lease, license, exchange or contribution of all or part of the assets (including the Spectrum License) or equity interests of Modeo. Modeo has had no revenues since inception and is expected to incur losses of approximately $10 million in 2007. Our capital investment in Modeo as of March 31, 2007, excluding our investment in the Spectrum License, was approximately $55 million (primarily in property and equipment). Any potential transaction or other actions we may take with respect to Modeo may result in a charge to earnings related to the write-off of a significant portion of our investment in Modeo, other than the Spectrum License. There can be no assurances that any such transaction will be consummated in the near term or at all.

s-2

THE OFFERING

Common stock offered by the selling stockholders	36,389,617 shares

Common stock outstanding immediately after this offering	248,242,805 shares(1)

Use of Proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. It is our current policy to retain our cash provided by operating activities to finance the expansion of our operations, to reduce our debt or to purchase our own stock (either common or preferred). Future declaration and payment of cash dividends on our common stock, if any, will be determined in light of the then-current conditions, including our earnings, cash flow from operations, capital requirements, financial condition and other factors deemed relevant by our board of directors. In addition, our ability to pay dividends on our common stock is limited by the terms of our debt instruments under certain circumstances and the terms of the certificates of designations in respect of our convertible preferred stock.

New York Stock Exchange Symbol	CCI

Risk Factors

See “ Risk Factors” on page s-4 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors that you should refer to and carefully consider before deciding to invest in shares of our common stock.

(1)	Based on shares of our common stock outstanding as of June 25, 2007. Does not include approximately (i) 17.8 million shares of our common stock reserved for issuance under our various stock compensation plans, (ii) 1.0 million shares of our common stock reserved for issuance upon exercise of our outstanding warrants, (iii) 5.9 million shares of our common stock reserved for issuance upon conversion of our 4% Convertible Senior Notes and (iv) 8.6 million shares of our common stock reserved for issuance upon conversion of our outstanding convertible preferred stock, in each case as of June 25, 2007. Additionally, the holders of our 6.25% convertible preferred stock are entitled to receive cumulative dividends at the rate of 6.25% per annum payable on a quarterly basis. We have the option to pay the dividends on such series of preferred stock in cash or in shares of our common stock. The number of shares of our common stock required to be issued to pay such dividends is dependent upon the current market value of our common stock at the time such dividend is required to be paid. At various times in the past, we have paid such dividends with shares of our common stock, and we may elect to do so again in the future.

s-3

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference herein that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, prevailing market conditions and those factors referenced or described in the section entitled “Risk Factors” on page 8 of the accompanying prospectus and beginning on page 13 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties.

Words such as “estimate”, “project”, “plan”, “intend”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock described (i) in our Annual Report on Form 10-K/A and our Quarterly Report on Form 10-Q, each filed with the SEC and incorporated by reference in this prospectus supplement and (ii) in the accompanying prospectus. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus supplement and in the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock under this offering. All proceeds from the sale of our common stock pursuant to this prospectus will be for the accounts of the selling stockholders.

s-4

MARKET PRICE OF OUR COMMON STOCK

Our common stock, $0.01 par value per share, is traded on the New York Stock Exchange under the ticker symbol “CCI”. The following table sets forth for the periods indicated the high and low sale prices of our common stock on the New York Stock Exchange:

Year Ended December 31, 2005	High	Low
First Quarter	$17.52	$15.40
Second Quarter	20.75	15.71
Third Quarter	25.43	19.81
Fourth Quarter	29.20	23.47

Year Ended December 31, 2006	High	Low
First Quarter	$32.77	$26.41
Second Quarter	34.93	27.45
Third Quarter	35.83	32.23
Fourth Quarter	35.29	31.84

Year Ended December 31, 2007	High	Low
First Quarter	$37.32	30.42
Second Quarter (through June 26, 2007)	37.69	32.00

On June 26, 2007, there were approximately 815 holders of record of our common stock and the last reported sale price of our common stock on the New York Stock Exchange was $34.08 per share.

SELLING STOCKHOLDERS

The table below sets forth, as of the date of this prospectus supplement, the names of the selling stockholders, their beneficial ownership prior to and after the completion of this offering and the number of shares of our common stock that each selling stockholder will sell in this offering using this prospectus supplement. We filed the registration statement for the resale of these shares pursuant to the stockholders agreement.

	Common Stock Owned Prior to this Offering			Common Stock Owned After this Offering(1)
Name of Beneficial Owner	Number of Shares	Percentage of Class Beneficially Owned(2)	Shares Being Sold in this Offering	Number of Shares	Percentage of Class Beneficially Owned(2)
Fortress Investment Group Holdings LLC(3)(4)	30,419,617	10.7%	30,419,617	–	–
Greenhill Capital Partners, LLC(5)(6)(7)	32,488	*	16,308	16,180	*
GCP SPV1, LLC(5)(6)(7)	9,814,508	3.4%	4,926,476	4,888,032	1.7%
GCP SPV2, LLC(5)(6)(7)	791,332	*	397,216	394,116	*
Abrams Capital Partners I, LP(8)(9)	422,655	*	57,000	365,655	*
Abrams Capital Partners II, LP(8)(9)	4,323,518	1.5%	278,000	4,045,518	1.4%
Whitecrest Partners, LP(8)(9)	1,058,236	*	295,000	763,236	*

*	Represents less than 1%.

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(1)	Assumes each selling stockholder sells all of the shares of common stock listed under “shares being sold in this offering”.
(2)	For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 284,632,422 shares of our common stock outstanding as of June 25, 2007.
(3)	Includes 19,333,718 shares held by FRIT PINN LLC, 501,523 shares held by FRIT Holdings LLC, 652,968 shares held by Fortress Registered Investment Trust, 5,183,415 held by Fortress Pinnacle Investment Fund LLC, and 4,747,993 shares held by FIT GSL LLC. FRIT PINN LLC is a wholly owned subsidiary of FRIT Holdings LLC, which is a wholly owned subsidiary of Fortress Registered Investment Trust, which is a wholly owned subsidiary of Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly owned subsidiary of Fortress Investment Group LLC. FIT GSL LLC is a wholly owned subsidiary of FIT Holdings LLC, which is wholly owned by Fortress Investment Trust II, which is majority-owned by Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member Fortress Fund MM II LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is wholly owned by Fortress Operating Entity I LP. FIG Corp. is the general partner of Fortress Operating Entity I LP. FIG Corp. is wholly owned by Fortress Investment Group Holdings LLC. By virtue of its ownership interests in FIG Corp., Fortress Investment Group Holdings LLC may be deemed to beneficially own the shares listed as beneficially owned by FRIT PINN LLC, FRIT Holdings LLC, Fortress Registered Investment Trust, Fortress Pinnacle Investment Fund LLC and FIT GSL LLC. Fortress Investment Group Holdings LLC disclaims beneficial ownership of such shares. In addition, due to his voting interests in Fortress Investment Group Holdings LLC, Wesley R. Edens, a member of our board of directors, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Group Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.
(4)	The address of this selling stockholder is 1345 Avenue of Americas, 46th Floor, New York, New York 10105.
(5)	Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own the shares of our common stock held by Greenhill Capital Partners, LLC. GCP Managing Partner I, L.P., which acts as the manager for GCP SPV 1, LLC and GCP Managing Partner II, L.P., which acts as the manager for GCP SPV 2, LLC, as well as Greenhill Capital Partners, LLC, which controls GCP Managing Partner I, L.P. and GCP Managing Partner II, L.P., and Greenhill & Co., Inc. may be deemed to beneficially own the shares of our common stock held by GCP SPV 1, LLC and GCP SPV 2, LLC (the “SPVs”). We have been advised by the SPVs that all decisions regarding investments by the SPVs are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows, Kevin A. Bousquette and V. Frank Pottow, each of whom disclaims beneficial ownership of the shares of our common stock held by the SPVs except to the extent of his pecuniary interest therein. Mr. Niehaus serves as a director on our board of directors.
(6)	The address of this selling stockholder is 300 Park Avenue, 23rd Floor, New York, New York 10022.
(7)	This selling stockholder has informed us that it is an affiliate of a registered broker-dealer. This selling stockholder has represented to us that it purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares.

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(8)	Abrams Capital, LLC is the general partner of Abrams Capital Partners I, LP, Abrams Capital Partners II, LP and Whitecrest Partners, LP. David C. Abrams is the sole managing member of Abrams Capital, LLC. By virtue of the relationships described above, Mr. Abrams has sole voting power with respect to the shares of our common stock held by Abrams Capital Partners I, LP, Abrams Capital Partners II, LP and Whitecrest Partners, LP. Mr. Abrams disclaims beneficial ownership of the shares of our common stock held by each of the selling stockholders with which he may be deemed to be affiliated except to the extent of any pecuniary interest therein.
(9)	The address of this selling stockholder is c/o Abrams Capital, 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.

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DESCRIPTION OF COMMON STOCK

The following summary does not purport to be complete. You should read the applicable provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated by-laws.

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share and 20,000,000 shares of preferred stock, par value $.01 per share. As of June 25, 2007, there were 284,632,422 shares of our common stock outstanding, which does not include approximately (i) 17.8 million shares of our common stock reserved for issuance under our various stock compensation plans, (ii) 1.0 million shares of our common stock reserved for issuance upon exercise of our outstanding warrants, (iii) 5.9 million shares of our common stock reserved for issuance upon conversion of our 4% Convertible Senior Notes and (iv) 8.6 million shares of our common stock reserved for issuance upon conversion of our outstanding 6.25% convertible preferred stock.

Voting Rights

Each share of our common stock is entitled to one vote. Our common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law. Holders of our common stock do not have cumulative voting rights.

Dividends and Liquidation Rights

Each share of our common stock is entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for that purpose. Our ability to pay dividends is limited by the terms of our debt instruments under certain circumstances and the terms of the certificate of designation in respect of our 6.25% convertible preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of our outstanding preferred stock, if any, holders of our common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are legally issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of our common stock.

Rights Agreement

We entered into a rights agreement on August 21, 1998, which was amended as of March 31, 1999, and November 7, 1999. On September 18, 2000, we entered into an amended and restated rights agreement, which was further amended on October 5, 2006 (such agreement, as amended, the “rights agreement”). The rights agreement gives each holder of our common stock, for each share of our common stock held, one right to purchase one ten-thousandth (1/10,000th) of a share of our Series A Participating Cumulative Preferred Stock, par value $0.01 per share (“Series A preferred shares”).

The rights are not exercisable until the “distribution date”, which is the earlier of:

•	ten calendar days following notice from us to a person or group (except for those persons or groups excluded pursuant to the terms of the rights agreement) that such person or group owns more than 15%

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of the outstanding shares of our common stock, if such person or group fails to reduce its percentage ownership of our common stock by the close of business on such tenth calendar day (thereby making such person or group an “acquiring person” under the rights agreement); and

•

the close of business on a date designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by a person or group (except for those persons or groups excluded pursuant to the terms of the rights agreement) that could result in such person or group becoming an acquiring person.

Until the distribution date, the rights will be evidenced only by the certificates for shares of our common stock, registered in the names of the holders thereof, and will be transferred only in connection with transfers of shares of our common stock. After the distribution date, right certificates will be mailed to holders of record of shares of our common stock as of the close of business on the distribution date.

In the event a person becomes an acquiring person, such acquiring person’s rights will become null and void and non-transferable and all other holders of rights will have the right to exercise their rights, upon payment of the applicable purchase price, which will be calculated in accordance with the terms of our rights agreement. At any time after a person becomes an acquiring person, our board of directors may mandatorily exchange all or part of the then-outstanding and exercisable rights for consideration per right consisting of either (i) one-half of the Series A preferred shares (or, in substitution, a number of common shares calculated pursuant to the terms of the rights agreement) that would be issuable at such time upon the exercise of one right or (ii) if applicable, due to an insufficient number of available Series A preferred shares, cash consideration calculated pursuant to the terms of the rights agreement. If our board of directors decides not to make such an exchange for the outstanding rights, as soon as practicable after a person becomes an acquiring person, we will use our best efforts to file and cause to become effective a registration statement under the Securities Act with respect to the Series A preferred shares purchasable upon exercise of the rights.

At any time prior to the earlier of (i) such time when a person becomes an acquiring person and (ii) the expiration of the rights agreement, we may redeem the rights at a redemption price (in cash or shares of our common stock or other securities deemed by the our board of directors to be at least equivalent in value) of $0.01 per right (which amount shall be subject to adjustment as provided in the rights agreement).

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MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. STOCKHOLDERS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations (except as expressly stated) that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

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A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” as described under Section 897 of the Code for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

A corporation is generally characterized as a “United States real property holding corporation” for United States federal income tax purposes if the fair market value of the United States real property interests owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the other assets used or held for use by the group in a trade or business. We believe that it is likely that we are a “United States real property holding corporation”. As a result, a non-U.S. holder generally will be subject to United States federal income tax at the regular graduated rates with respect to gain recognized on a sale or deemed disposition of shares of our common stock if such non-U.S. holder owned, actually or constructively, more than 5% of the total fair market value of our common stock at any time within the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

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UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, among the underwriters named below, for whom Morgan Stanley & Co. Incorporated will act as book-runner and representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated in the table below.

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated
Allen & Company LLC
Banc of America Securities LLC

Total	36,389,617

The underwriters are offering the shares of our common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus if any such shares are taken.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders.

Paid by the Selling Stockholders
Per Share	$
Total	$

The expenses of this offering payable by us, not including the underwriting discounts and commissions, are estimated at $              million.

Our common stock is listed on the New York Stock Exchange under the symbol “CCI.”

We, the selling stockholders and certain of our executive officers have agreed that, without the prior written consent of the representatives, none of us will, during the period ending 60 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement under the Securities Act of 1933 (other than a registration statement on Form S-8) with respect to the foregoing; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

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The restrictions described in the previous paragraph do not apply to:

•	the sale of shares of our common stock to the underwriters pursuant to the underwriting agreement;

•

the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers by any person other than us of shares of our common stock or any security convertible, exchangeable for or exercisable into common stock as a bona fide gift;

•

distributions by any person other than us of shares of our common stock or any security convertible, exchangeable for or exercisable into our common stock to limited partners or stockholders of such person, provided that such distributee agrees to be bound by the restrictions described in the previous paragraph; or

•	grants under our existing employee benefits plans.

In order to facilitate this offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, our common stock in the open market to stabilize the price of our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in the offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage

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account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking, commercial banking and capital raising services to us and our affiliates for fees and commissions that we believe are customary.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

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LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Crown Castle International Corp. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements referred to above contains an explanatory paragraph describing Crown Castle International Corp.’s change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143.

The consolidated financial statements of Global Signal Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Crown Castle International Corp. filed with the SEC on March 30, 2007, have been audited by Ernst & Young LLP, independent certified public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

48,797,944 Shares of Common Stock, par value $0.01 per share

This prospectus relates solely to the resale from time to time of up to an aggregate of 48,797,944 shares of common stock of Crown Castle International Corp. by the stockholders identified in this prospectus that have contractual registration rights with us, or constitute permitted transferees of such stockholders or pledgees of shares of common stock as described herein. The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.

On January 12, 2007, we completed a merger transaction (the “merger”) wherein we acquired all of the outstanding stock of Global Signal Inc. In connection with the acquisition, we entered into a stockholders agreement (the “stockholders agreement”) with certain investment funds managed by affiliates of Fortress Investment Group LLC (collectively, “Fortress”), Greenhill Capital Partners, LLC and certain of its affiliated investment funds (collectively, “Greenhill”), and certain investment funds affiliated with Abrams Capital, LLC (collectively, “Abrams Capital”, and together with Fortress and Greenhill, collectively, the “Global Signal significant stockholders”) pursuant to which we agreed to file with the U.S. Securities and Exchange Commission, or SEC, a registration statement covering resales of the shares of our common stock issued to them in the merger that qualify as registrable securities (“registrable shares”) under such stockholders agreement. Upon completion of the merger, we issued shares of our common stock to the Global Signal significant stockholders. Pursuant to the stockholders agreement, we also agreed that any lender (including any Fortress lender (as defined below)) to whom any Global Signal significant stockholder has pledged or pledges any of its registrable shares (any such lender, a “Global Signal lender”) may sell such shares under such registration statement in the event such Global Signal lender forecloses on any such shares upon a default by the applicable borrower or pledging Global Signal significant stockholder under the applicable credit agreement. As of the date of this prospectus, certain of the registrable shares owned by Fortress are pledged as collateral for loans from Deutsche Bank AG London Branch (together with its assignees, the “Fortress lenders”), pursuant to certain credit agreements, each dated as of June 28, 2006 (as may be amended, restated, supplemented or otherwise modified). This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement.

The selling stockholders identified in this prospectus may offer shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 12 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities, except the fees of outside counsel for the selling stockholders incurred in connection with any registration or offering of our common stock. Each selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of these shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CCI”. The last reported sale price of our common stock on February 2, 2007 was $35.14 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2007.

A BOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under the shelf process, certain selling stockholders may from time to time sell the shares of common stock described in the prospectus in one or more offerings.

This prospectus provides you with a general description of the common stock that the selling stockholders may offer. Each time a selling stockholder sells common stock in an underwritten offering or in a manner not described herein that we are advised of, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of common stock. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

S UMMARY OF THE PROSPECTUS

This summary highlights information from this prospectus and may not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire prospectus, including the documents that are incorporated by reference. You may obtain a copy of the documents that we have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 17 of this prospectus.

Our Business

Crown Castle owns, operates and leases towers for wireless communications. We engage in such activities through a variety of structures, including subleasing and management arrangements. As of September 30, 2006, we owned, leased or managed 12,910 towers, including 11,525 towers in the United States and Puerto Rico and 1,385 towers in Australia. Our real property interests in the sites on which our towers are located consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses and rights-of-way, with approximately 84% of our property interests in such sites being pursuant to ground lease, sublease or license as of September 30, 2006. Our customers currently include many of the world’s major wireless communications companies, including Sprint Nextel, AT&T (formerly Cingular Wireless), Verizon Wireless, T-Mobile, Alltel Corporation, SingTel Optus and Vodafone Australia.

Our core business is the leasing (including via licensing) of antenna space on our towers that can accommodate multiple tenants (co-location). Our site rental leasing revenues are derived from this core business, which we are seeking to grow by increasing the utilization of our towers. Typically, these revenues result from long-term (five to ten years) contracts with customers with renewal terms at the option of the customer. As a result, in any given year approximately 95% of our site rental revenue has been contracted for in a prior year. We also provide certain network services relating to our towers on a limited basis for customers, including antenna installations, network design and site selection, site acquisition, site development and other services.

Our tower portfolios consist primarily of towers in various metropolitan areas. As of September 30, 2006, 50% of our towers in the United States and Puerto Rico were located in the 50 largest basic trading areas in the United States and Puerto Rico (“BTAs”), and 70% of our towers in the United States and Puerto Rico were located in the 100 largest BTAs. Through our Australia tower portfolio, we have a strategic presence in each of Australia’s major metropolitan areas, including Sydney, Melbourne, Brisbane, Adelaide and Perth.

As of September 30, 2006, Global Signal was one of the largest wireless communications tower operators in the United States. As of September 30, 2006, Global Signal owned, leased or managed a total of 10,997 wireless communications sites. Global Signal owned in fee or had permanent or long-term easements on the land under 1,795 of these towers and leased the land under the other 8,542 towers. In addition, as of September 30, 2006, Global Signal managed 660 towers, rooftops and other communications sites where it had the right to market space or where it had a sublease arrangement with the site owner.

For the years ended December 31, 2005 and 2004, substantially all of Global Signal’s revenues came from the ownership, leasing and management of communications towers and other communications sites. Although Global Signal had communications sites located in Canada and the United Kingdom, its communications sites were primarily located throughout the United States.

Global Signal’s customers included a wide variety of wireless service providers, government agencies, operators of private networks and broadcasters. These customers operated networks from Global Signal’s communications sites and provided wireless telephony, mobile radio, paging, broadcast and data services. As of September 30, 2006, Global Signal had an aggregate of more than 27,000 tenant leases on its communications sites with over 2,000 customers. Global Signal’s site revenues from wireless telephony tenants increased to

80.5% and 79.9%, respectively, of site revenues for the three months and nine months ended September 30, 2006, from 78.1% and 69.1%, respectively, of site revenues for the three months and nine months ended September 30, 2005.

Recent Developments

Merger with Global Signal Inc.

On January 12, 2007, we completed our acquisition of Global Signal. Upon completion of the merger, Global Signal was merged with and into CCGS Holdings LLC, a wholly-owned subsidiary of ours. At the closing of the merger, Global Signal had estimated debt outstanding of approximately $1,844 million, all of which remained outstanding as obligations of the Global Signal entities acquired by us in the merger.

The transaction is valued at approximately $5,800 million, including Global Signal’s outstanding net debt at the closing of the merger. Global Signal’s revenues were approximately $368 million for its fiscal year ended December 31, 2005 and approximately $371 million for the nine months ended September 30, 2006. In exchange for each of its shares of Global Signal common stock, each Global Signal stockholder was entitled to elect to receive consideration of either $55.95 in cash or 1.61 shares of our common stock. The cash portion, which was capped at an aggregate amount of $550 million and was prorated among Global Signal stockholders who made cash elections to the extent the aggregate amount of cash consideration elected exceeded this cap, was primarily financed by a portion of the proceeds of the offering by certain of our indirect subsidiaries of $1,550 million of Senior Secured Tower Revenue Notes, Series 2006-1 (“2006 Tower Revenue Notes”) that was consummated on November 29, 2006.

The merger with Global Signal was approved by Global Signal’s stockholders at a special meeting of stockholders on January 11, 2007. The issuance of our common stock pursuant to the merger to stockholders of Global Signal was approved by our stockholders at a special meeting of stockholders on January 11, 2007.

Election of Directors

In connection with the merger we expanded our board of directors to thirteen directors. Effective immediately following the effective time of the merger, Robert H. Niehaus, as representative of Greenhill, was elected a Class I director with a term expiring at the 2008 annual meeting of our stockholders. Mr. Niehaus owns, directly and indirectly as President of The Robert and Kate Niehaus Foundation, 275,000 shares, or less than 1% of our common stock outstanding as of January 31, 2007. Effective January 13, 2007, Wesley R. Edens, as representative of Fortress, was elected a Class II director with a term expiring at the 2009 annual meeting of our stockholders. Mr. Edens directly holds 80,661 shares, or less than 1% of our common stock outstanding as of January 31, 2007. Effective January 20, 2007, David C. Abrams, as a representative of Abrams Capital, was elected a Class III director with a term expiring at the 2007 annual meeting of our stockholders. Mr. Edens previously served as Chief Executive Officer and President of Global Signal from February 2004 to April 2006 and as Chairman of the board of directors of Global Signal from October 2002 to January 2007; Mr. Niehaus previously served as Vice Chairman of Global Signal; and Mr. Abrams previously served as a director of Global Signal. See the section entitled “Selling Stockholders” beginning on page 9 and the other information incorporated by reference in this prospectus for a discussion of material relationships Messrs. Edens, Niehaus and Abrams have with Fortress, Greenhill and Abrams Capital, respectively.

Stock Repurchase

On January 19, 2007, we entered into a stock purchase agreement (“stock purchase agreement”) with the Global Signal significant stockholders pursuant to which we agreed to purchase (the “stock repurchase”) from the Global Signal significant stockholders 17,713,819 shares of our common stock for a purchase price per share of approximately $33.89, or total consideration of $600 million in cash. The price of the shares purchased by us was based on a 1% discount to the trailing five day average of the closing price of our common stock as of January 18, 2007. The stock repurchase was financed with the proceeds of a term loan borrowed by our subsidiary Crown Castle Operating Company under its credit facility as described below.

Pursuant to the terms of the stock purchase agreement, the stock repurchase, which was completed on January 26, 2007, was consummated in lieu of the Global Signal significant stockholders’ right to require us to engage in a marketed secondary offering for the sale of registrable shares with an aggregate market value of at least $600 million pursuant to the stockholders agreement. The Global Signal significant stockholders retained their registration and other rights under the stockholders agreement with regards to the remaining shares of our common stock they received in the merger. This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement.

Credit Facility

On January 9, 2007, Crown Castle Operating Company entered into a credit agreement (the “credit facility”) with a syndicate of lenders, pursuant to which such lenders agreed to provide Crown Castle Operating Company with a $250 million senior secured revolving credit facility (the “revolving credit facility”) maturing January 8, 2008. On January 26, 2007, Crown Castle Operating Company entered into a term loan joinder with the lenders named therein, pursuant to which Crown Castle Operating Company borrowed $600 million in the form of a term loan (the “term loan”) under the credit facility, which will mature on January 26, 2014.

The credit facility is secured by a pledge of certain equity interests of certain of our existing and future subsidiaries, as well as a security interest in Crown Castle Operating Company’s deposit accounts and securities accounts. The credit facility is guaranteed by us and certain of our existing and future subsidiaries.

The proceeds of the term loan were used to repurchase shares of our common stock from the Global Signal significant stockholders as described above. The proceeds for the revolving credit facility may be used for general corporate purposes, which may include the financing of capital expenditures, acquisitions and purchases of our securities. Availability under the revolving credit facility at any time is determined by certain financial ratios. As of February 1, 2007, the revolving credit facility remained undrawn.

Our Corporate Information

Our executive offices are located at 510 Bering Drive, Suite 600, Houston, Texas 77057, and our telephone number at that location is (713) 570-3000. Our website can be accessed at www.crowncastle.com. Information contained on our website does not constitute part of this prospectus.

T HE OFFERING

Common stock being offered for resale to the public by the Selling Stockholders	48,797,944 shares

Total Proceeds	We will not receive any proceeds from the resale of our common stock pursuant to this offering

NYSE Symbol	CCI

Risk Factors	See “Risk Factors” and the other information incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock

C AUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference in this prospectus include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for our stock and other matters. Statements contained in this prospectus or incorporated by reference that are not historical facts are identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act of 1934, as amended (“Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (“Securities Act”). These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, wherever they occur in this prospectus or documents incorporated by reference in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors described in the section entitled “Risk Factors” beginning on page 8 of this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Global Signal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Readers also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Readers should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We undertake no obligation to update any forward-looking statements as a result of future events or developments.

R ISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in Crown Castle described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, each filed with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider those risks as well as those set forth below and other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

Resales of, and additional obligations to issue, our common stock may cause the market price of our common stock to fall.

In connection with the merger, we issued approximately 98.1 million shares of our common stock to Global Signal stockholders. We also will be obligated to issue up to approximately 632,100 additional shares of our common stock pursuant to warrants originally issued by Global Signal. The issuance of these new shares and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon exercise of the warrants could have the effect of depressing the market price for our common stock.

Additionally, pursuant to the terms of the stockholders agreement, we have agreed to file with the SEC a registration statement covering the shares of our common stock issued to the Global Signal significant stockholders in connection with the merger. This prospectus forms a part of the registration statement filed by us as required by the stockholders agreement. If these stockholders sell a large number of our shares in the future or if there is a perception that any of them intend to sell a large number of shares in the future, the market price of our common stock could decline.

U SE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock under this offering. All proceeds from the sale of our common stock pursuant to this prospectus will be for the accounts of the selling stockholders.

S ELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below and any other person named as a “selling stockholder” in any prospectus supplement.

The table below sets forth, as of the date of this prospectus, the name of each selling stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The selling stockholders listed in the table below are the Global Signal significant stockholders to whom we issued shares of our common stock upon completion of the merger. None of the selling stockholders listed in the table below has, or within the past three years has had, any material relationship with us or any of our predecessors (other than Global Signal) or affiliates and, except as disclosed in the table below, we are advised that none of the selling stockholders listed in the table below is or was affiliated with registered broker-dealers.

In addition, any Global Signal lender to whom any Global Signal significant stockholder has pledged or pledges any of the shares of our common stock set forth below may sell such shares pursuant to this prospectus in the event such Global Signal lender forecloses on such shares upon a default by the applicable borrower or pledging Global Signal significant stockholder under the applicable credit agreement. In connection with any such sale, we will file a prospectus supplement naming such Global Signal lender as a selling stockholder and specifying the amounts of shares registered on its behalf. As of the date of this prospectus, 24,583,234 of the shares of our common stock covered by this prospectus are pledged to the Fortress lenders as collateral for loans to the current holders of the shares or their affiliates.

Additionally, pursuant to the terms of the stockholders agreement, each permitted transferee of any Global Signal significant stockholder may sell any of the shares of our common stock set forth below pursuant to this prospectus. After any such request is made pursuant to the terms of the stockholders agreement, we will file a prospectus supplement naming such permitted transferee as a selling stockholder and specifying the amounts of shares registered on its behalf.

Based on the information provided to us by each selling stockholder listed in the table below and as of the date the same was provided to us, assuming that such selling stockholders sell all of the shares of our common stock set forth below in the column entitled “Total Number of Shares Being Registered” and do not acquire any additional shares, each such selling stockholder will not own any shares other than those appearing in the column entitled “Common Stock Owned After this Offering—Number of Shares.” We cannot advise you as to whether such selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Common Stock Owned Prior to this Offering		Total Number of Shares Being Registered	Common Stock Owned After this Offering(1)
Name of Beneficial Owner	Number of Shares	Percentage of Class Beneficially Owned(2)		Number of Shares	Percentage of Class Beneficially Owned(2)
Fortress Investment Group Holdings LLC(3)(4)	30,419,617	10.8%	30,419,617	0	*
Greenhill Capital Partners, LLC(5)(6)(7)	32,488	*%	32,488	0	*
GCP SPV1, LLC(5)(6)(7)	9,814,508	3.5%	9,814,508	0	*
GCP SPV2, LLC(5)(6)(7)	791,332	*%	791,332	0	*
Great Hollow International, LP (8)(9)	372,744	*%	372,744	0	*
Abrams Capital Partners I, LP(8)(9)	422,655	*%	422,655	0	*
Abrams Capital Partners II, LP(8)(9)	4,323,518	1.5%	4,323,518	0	*
Whitecrest Partners, LP(8)(9)	1,058,236	*%	1,058,236	0	*
Riva Capital Partners, LP(8)(9)	1,523,512	*%	1,523,512	0	*
222 Partners, LLC(8)(9)	39,334	*%	39,334	0	*

*	Represents less than 1%.
(1)	Assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder.
(2)	For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 282,627,805 shares of our common stock outstanding as of January 31, 2007.
(3)	Includes 19,333,718 shares held by FRIT PINN LLC, 501,523 shares held by FRIT Holdings LLC, 652,968 shares held by Fortress Registered Investment Trust, 5,183,415 held by Fortress Pinnacle Investment Fund LLC, and 4,747,993 shares held by FIT GSL LLC. FRIT PINN LLC is a wholly-owned subsidiary of FRIT Holdings LLC, which is a wholly-owned subsidiary of Fortress Registered Investment Trust, which is a wholly-owned subsidiary of Fortress Investment Fund LLC. Fortress Investment Fund LLC is managed by its managing member Fortress Fund MM LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. FIG Advisors LLC is the investment advisor of Fortress Pinnacle Investment Fund LLC and may be deemed to beneficially own the shares listed as beneficially owned by Fortress Pinnacle Investment Fund LLC. FIG Advisors LLC disclaims beneficial ownership of such shares. FIG Advisors LLC is a wholly-owned subsidiary of Fortress Investment Group LLC. FIT GSL LLC is a wholly-owned subsidiary of FIT Holdings LLC, which is wholly-owned by Fortress Investment Trust II, which is majority-owned by Fortress Investment Fund II LLC. Fortress Investment Fund II LLC is managed by its managing member Fortress Fund MM II LLC, which is managed by Fortress Investment Group LLC pursuant to a management agreement. Fortress Investment Group LLC is wholly-owned by Fortress Operating Entity I LP. FIG Corp. is the general partner of Fortress Operating Entity I LP. FIG Corp. is wholly-owned by Fortress Investment Group Holdings LLC. By virtue of its ownership interests in FIG Corp., Fortress Investment Group Holdings LLC may be deemed to beneficially own the shares listed as beneficially owned by FRIT PINN LLC, FRIT Holdings LLC, Fortress Registered Investment Trust, Fortress Pinnacle Investment Fund LLC and FIT GSL LLC. Fortress Investment Group Holdings LLC disclaims beneficial ownership of such shares. In addition, due to his voting interests in Fortress Investment Group Holdings LLC, Wesley R. Edens, a member of our board of directors, may be deemed to beneficially own the shares listed as beneficially owned by Fortress Investment Group Holdings LLC. Mr. Edens disclaims beneficial ownership of such shares.
(4)	The address of this selling stockholder is 1345 Avenue of Americas, 46th Floor, New York, New York 10105.

(5)	Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own the shares of our common stock held by Greenhill Capital Partners, LLC. GCP Managing Partner I, L.P., which acts as the manager for GCP SPV 1, LLC and GCP Managing Partner II, L.P., which acts as the manager for GCP SPV 2, LLC, as well as Greenhill Capital Partners, LLC, which controls GCP Managing Partner I, L.P. and GCP Managing Partner II, L.P., and Greenhill & Co., Inc. may be deemed to beneficially own the shares of our common stock held by GCP SPV 1, LLC and GCP SPV 2, LLC (the “SPVs”). We have been advised by the SPVs that all decisions regarding investments by the SPVs are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows, Kevin A. Bousquette and V. Frank Pottow, each of whom disclaims beneficial ownership of the shares of our common stock held by the SPVs except to the extent of his pecuniary interest therein. Mr. Niehaus serves as a director on our board of directors.
(6)	The address of this selling stockholder is 300 Park Avenue, 23rd Floor, New York, New York 10022.
(7)	This selling stockholder has informed us that it is an affiliate of a registered broker-dealer. This selling stockholder has represented to us that it purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. To the extent that we become aware such selling stockholder did not acquire its shares in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to this prospectus to designate such selling stockholder as an “underwriter” within the meaning of the Securities Act.
(8)	Great Hollow Partners, LLC is the general partner of Great Hollow International, LP, which is wholly-owned by Abrams Capital International, Ltd., the signatory to the stockholders agreement. Abrams Capital, LLC is the general partner of Abrams Capital Partners I, LP, Abrams Capital Partners II, LP and Whitecrest Partners, LP and Riva Capital Management, LLC is the general partner of Riva Capital Partners, LP. David C. Abrams, who serves as a director on our board of directors, is the sole managing member of Great Hollow Partners, LLC, Abrams Capital, LLC, Riva Capital Management, LLC and 222 Partners, LLC. By virtue of the relationships described above, Mr. Abrams has sole voting power with respect to the shares of our common stock held by Great Hollow International, LP, Abrams Capital Partners I, LP, Abrams Capital Partners II, LP , Whitecrest Partners, LP, 222 Partners, LLC and Riva Capital Partners, LP. Mr. Abrams disclaims beneficial ownership of the shares of our common stock held by each of the selling stockholders with which he may be deemed to be affiliated except to the extent of any pecuniary interest therein.
(9)	The address of this selling stockholder is c/o Abrams Capital, 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116.

P LAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus on behalf of the selling stockholders, including the Global Signal lenders in certain circumstances as described in the section entitled “Selling Stockholders.” The common stock may be sold from time to time by the selling stockholders. Such sales may be made on the New York Stock Exchange, in the over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders will act independently of Crown Castle in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders may negotiate and pay underwriters’ or broker-dealers’ compensation in the form of commissions, discounts or concessions for their services as applicable (which compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions). Underwriters or broker-dealers engaged by the selling stockholders may allow other underwriters or broker-dealers to participate in resales.

The common stock may be sold by the selling stockholders or, in the event of a foreclosure under any applicable credit agreement, the foreclosed shares may be sold by the applicable Global Signal lender(s) in one or more of the following types of transactions:

(a) A sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

(b) A block trade in which a selling stockholder (including, if applicable, a Global Signal lender) will engage a broker-dealer as agent, who will then attempt to sell the common stock, or position and resell a portion of the block, as principal, in order to facilitate the transaction;

(c) Derivative transactions with third parties. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder (including, if applicable, a Global Signal lender) or borrowed from the selling stockholder (including, if applicable, a Global Signal lender) or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder (including, if applicable, a Global Signal lender) in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment);

(d) Ordinary broker’s transactions and transactions in which the broker solicits purchasers;

(e) Private negotiated transactions; and

(f) Any other method permitted by applicable law.

In addition to selling its common stock under this prospectus, a selling stockholder (including, if applicable, a Global Signal lender) may:

(a) Agree to indemnify any underwriter or broker-dealer against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

(b) Transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

(c) Sell its common stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

(d) Sell its common stock by any other legally available means.

For any particular offering pursuant to the shelf registration statement dated February 5, 2007, of which this prospectus is a part:

(a) An underwriter may allow, and dealers may reallow, concessions on sales to certain other dealers;

(b) If a selling stockholder (including, if applicable, a Global Signal lender) notifies us of any material arrangement that it has entered into with an underwriter(s) or broker-dealer(s), we will, where applicable, execute an underwriting agreement with such underwriter(s) and file a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In that supplemental prospectus, we will disclose the name of each such underwriter or participating broker-dealer, the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such underwriter(s) or broker-dealer(s), where applicable, and any other facts material to the transaction, including, where appropriate, that such underwriter(s) or broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

(c) The selling stockholders (including, if applicable, the Global Signal lenders) and any underwriters involved in the sale or resale of the shares of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If a selling stockholder (including, if applicable, a Global Signal lender) qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

(d) We and the selling stockholders (including, if applicable, the Global Signal lenders) may agree to indemnify an underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an underwriter may be required to make in connection with these liabilities; and

(e) We, our executive officers, our directors, and the other selling stockholders (including, if applicable, the Global Signal lenders) may agree, subject to certain exceptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with any particular offering pursuant to the shelf registration statement dated February 5, 2007, of which this prospectus is a part, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

•

Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by an underwriter, or selling group member, if any, participating in any particular offering and an underwriter participating in any particular offering may distribute prospectuses electronically. Any representatives may agree to allocate a number of shares to an underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by an underwriter and selling group members that will make internet distributions on the same bases as other allocations.

Any selling stockholder who is a “broker-dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares. The selling stockholders listed in the table set forth in the section entitled “Selling Stockholders” beginning on page 9 have each informed us that they are not registered broker-dealers.

U NAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The information set forth under the heading “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” in our registration statement on Form S-4, as amended, originally filed on November 6, 2006 as Commission File No. 333-138450, is incorporated herein by reference.

L EGAL MATTERS

The validity of the shares of Crown Castle common stock offered by this prospectus will be passed upon by Cravath, Swaine & Moore LLP.

E XPERTS

The consolidated financial statements and schedule of Crown Castle International Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs describing Crown Castle’s restatement of its 2003 and 2004 consolidated financial statements, certain changes in accounting principles adopted in 2003, including Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and a change in accounting principle adopted in 2005, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143”.

The consolidated financial statements of Global Signal Inc. appearing in Global Signal Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Global Signal management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

W HERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the shares of our common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

Crown Castle SEC Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q (including all amendments thereto)	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed on January 29, 2007, January 23, 2007, January 17, 2007, January 11, 2007, December 15, 2006, December 7, 2006, December 5, 2006, November 20, 2006, November 16, 2006, November 9, 2006, October 11, 2006, September 29, 2006, August 18, 2006, August 17, 2006, July 5, 2006, June 2, 2006, April 3, 2006, March 3, 2006, February 28, 2006 and February 13, 2006 (other than the portions of those documents not deemed to be filed)

Crown Castle SEC Filings	Period Covered or Date Filed
Proxy Statement on Schedule 14A	Filed on April 11, 2006

The “Description of Capital Stock” section of our Registration Statement on Form 8-A filed with the SEC on August 4, 1998, the “Description of Capital Stock” section of our Registration Statement on Form S-3 filed with the SEC on July 10, 2000, as amended by Amendment No. 1 on Form S-3 filed with the SEC on July 17, 2000, the “Description of Crown Castle Capital Stock” section of our Registration Statement on Form S-4 filed with the SEC on November 6, 2006, as amended by Amendment No. 1 on Form S-4 filed with the SEC on November 29, 2006, and any other amendments and reports filed for the purpose of updating such description

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed), as well as proxy statements.

We incorporate by reference the following documents filed by Global Signal Inc. with the SEC:

Global Signal SEC Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Crown Castle International Corp.

510 Bering Drive

Suite 600

Houston, Texas 77057

(713) 570-3000

You will not be charged for any of these documents that you request. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.